Exhibit 99.1
FOR IMMEDIATE RELEASE – January 29, 2026
Carter Bankshares, Inc. Announces Fourth Quarter and Full Year 2025 Financial Results
Martinsville, VA, January 29, 2026 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $8.5 million, or $0.38 diluted earnings per share (“EPS”), for the fourth quarter of 2025 compared to net income of $5.4 million, or $0.24 diluted EPS, for the third quarter of 2025 and net income of $8.3 million, or $0.36 diluted EPS, for the fourth quarter of 2024. Net interest income was $34.6 million for the fourth quarter of 2025, $33.7 million for the third quarter of 2025, and $29.1 million for the fourth quarter of 2024. Pre-tax pre-provision income1 was $8.8 million for the fourth quarter of 2025, $10.4 million for the third quarter of 2025 and $5.7 million for the fourth quarter of 2024.
For the year ended December 31, 2025, net income was $31.4 million, or $1.38 diluted EPS, compared to net income of $24.5 million, or $1.06 diluted EPS for the year ended December 31, 2024. Net interest income was $130.8 million for the year ended December 31, 2025 and $114.5 million for the year ended December 31, 2024. Pre-tax pre-provision income1 was $36.2 million and $25.8 million for the years ended December 31, 2025 and 2024, respectively.
The Company’s financial results continue to be significantly impacted by loans in the Bank's Other segment of the Company’s loan portfolio, the significant majority of which have been on nonaccrual status since the second quarter of 2023. The Bank’s loans, now reduced to judgments, relate to various entities in which James C. Justice, II has an interest (collectively, the “Justice Entities”), remain the Bank's largest credit relationship and comprise the significant majority of the Other segment with an aggregate principal balance of $214.0 million as of December 31, 2025. Interest income was negatively impacted by $6.1 million during the fourth quarter of 2025, $6.5 million during the third quarter of 2025 and $7.9 million during the fourth quarter of 2024, due to these credits being on nonaccrual status. The negative impact to interest income during the years ended December 31, 2025 and December 31, 2024, was $26.1 million and $35.1 million, respectively. Interest income has been negatively impacted by $91.2 million in the aggregate since placement of these credits on nonaccrual status during the second quarter of 2023.
As of December 31, 2025, $87.9 million of aggregate curtailment payments made by the Justice Entities to the Bank have decreased the aggregate nonperforming loan (“NPL”) principal balance from $301.9 million as of June 30, 2023 to $214.0 million as of December 31, 2025. Curtailment payments received during the fourth quarter of 2025 and the year ended December 31, 2025 totaled $14.5 million and $38.0 million, respectively. For additional information regarding the Bank’s credit relationship with the Justice Entities, see “Credit Quality.”
Fourth Quarter and Full Year 2025 Financial Highlights
•Total portfolio loans increased $43.9 million, or 4.5%, on an annualized basis, to $3.9 billion at December 31, 2025 from September 30, 2025 and increased $254.7 million, or 7.0%, from December 31, 2024;
•Net interest income totaled $34.6 million in the fourth quarter of 2025, an increase of $0.9 million, or 2.6%, from the prior quarter and an increase of $5.5 million, or 18.7%, compared to the fourth quarter of 2024. Net interest income was $130.8 million for the year ended December 31, 2025, an increase of $16.4 million, or 14.3%, compared to the year ended December 31, 2024;
•Net interest margin increased six basis points to 2.92% in the fourth quarter of 2025 compared to the prior quarter and increased 35 basis points compared to the year over year quarter. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023;
•NPLs decreased by $14.7 million to $244.0 million at December 31, 2025 compared to September 30, 2025. NPLs to total portfolio loans were 6.29% at December 31, 2025, 6.74% at September 30, 2025 and 7.15% at December 31, 2024;
•The (recovery) for credit losses was $2.2 million for the fourth quarter of 2025, compared to a provision of $2.9 million for the third quarter of 2025 and a (recovery) of $5.1 million for the fourth quarter of 2024. The (recovery) provision for credit losses continues to be significantly impacted by curtailment payments and related Other segment reserve release in connection with the Bank’s largest lending relationship;
•The allowance for credit losses to total portfolio loans was 1.84%, 1.92% and 2.09% at December 31, 2025, September 30, 2025 and December 31, 2024, respectively; and
•The efficiency ratio was 77.84%, 73.43% and 83.63%, and the adjusted efficiency ratio (non-GAAP)4 was 76.85%, 73.37%, and 82.76% for the quarters ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively. The efficiency ratio for the fourth quarter of 2025 continues to be impacted by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023.
"We are pleased to report continued strong fundamentals and positive trends for the fourth quarter and for the full year 2025. During the quarter, we again realized margin expansion and solid loan growth throughout our footprint. Our annual loan growth of 7.0% reflects good momentum in our commercial lending platform. In the second half of 2025, we were fortunate to add new seasoned commercial lending teams in Western North Carolina, and we also entered South Carolina with the establishment of a commercial lending presence in Greenville. Our loan pipeline remains healthy and we continue to expect a tailwind from prior construction lending that will fund online over the coming 12 to 18 months as projects progress. Our balance sheet remains slightly liability sensitive. As the Federal Reserve continues to reduce short-term interest rates, we believe we are well positioned to benefit, including with further margin expansion, especially given the short-term nature of our certificates of deposit (“CD”) portfolio,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke concluded, “Although our large nonperforming credit relationship continues to have a negative impact on our financial and credit metrics, aside from this impact, our fundamentals, financial performance, and asset quality metrics all remain solid. We are committed to resolving this lending relationship in a manner that is most beneficial to our Company and our shareholders. We continue to believe we are well positioned for a strong 2026 and beyond.”
Operating Highlights
Credit Quality
NPLs as a percentage of total portfolio loans declined to 6.29% at December 31, 2025, compared to 6.74% at September 30, 2025 and 7.15% at December 31, 2024. Total NPLs decreased $14.7 million to $244.0 million from September 30, 2025 and decreased $15.4 million from December 31, 2024. The quarter-over-quarter decline was primarily driven by $14.5 million of curtailment payments received during the fourth quarter of 2025 from the Bank’s largest nonperforming lending relationship. The year-over-year decrease was also attributable to total curtailment payments of $38.0 million received during 2025, partially offset by the transfer of certain loans to nonperforming status, including a $9.5 million commercial real estate (“CRE”) relationship consisting of four loans during the first quarter of 2025, a $14.3 million CRE loan during the third quarter of 2025 and a $0.8 million residential mortgage loan during the third quarter of 2025. The

$14.3 million CRE loan is secured by an office building that government agency tenants vacated during the fourth quarter of 2025. While this CRE loan was originated at a relatively low loan-to-value ratio, an updated appraisal was received in the fourth quarter of 2025 and a $1.0 million specific reserve was established. The Company believes it is well secured based on the net carrying value of the credit. The Bank continues to closely monitor this CRE loan and other similar loans in its CRE portfolio for changes in valuation and other market impacts.
Since the Bank’s largest lending relationship was transferred to nonaccrual status, in the second quarter of 2023 due to loan maturities and failure to pay in full, this relationship’s NPL balance has decreased from $301.9 million at June 30, 2023 to $214.0 million at December 31, 2025. Note that, because U.S. GAAP requires the full amount of each curtailment payment to be applied to this relationship’s NPL balance, this relationship’s total legal obligations to the Bank significantly exceed the NPL balance. This NPL relationship represents 87.7% of total NPLs and 5.5% of total portfolio loans at December 31, 2025. The Company continues to believe it is well secured based on the net carrying value of the credit relationship and is appropriately reserved for potential credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans.
The specific reserves with respect to the Bank’s largest NPL credit relationship were $18.0 million at December 31, 2025 compared to $21.7 million at September 30, 2025. The decline during the fourth quarter of 2025 was driven by the aforementioned curtailment payments. The Company uses a discounted cash flow model to calculate the associated reserve. Each quarter, the model is updated to reflect changes in assumptions and inputs regarding the credit relationship, legal risk and related risks.
The (recovery) for credit losses was $2.2 million for the fourth quarter of 2025, compared to a provision of $2.9 million for the third quarter of 2025 and a (recovery) of $5.1 million for the fourth quarter of 2024. The quarter-over-quarter improvement was driven primarily by a $3.7 million reduction in the reserve for the Other loan segment, reflecting a decrease in the reserve rate from 9.49% at September 30, 2025 to 8.43% at December 31, 2025. The change was a result of higher curtailment payments during the fourth quarter of 2025 compared to the prior quarter. These improvements were partially offset by the establishment of a new $1.0 million specific reserve on the CRE loan discussed above during the fourth quarter of 2025 resulting from an updated appraisal, offset by a net $0.6 million decrease in a specific reserve related to an existing CRE loan under contract to sell and the establishment of $1.1 million in general reserves associated with new loan originations during the fourth quarter.
During the fourth quarter of 2025, the (recovery) for unfunded commitments was a (recovery) of $80 thousand compared to a provision of $335 thousand in the third quarter of 2025 and a provision of $81 thousand in the fourth quarter of 2024. The change from the prior quarter was primarily due to decreased unfunded commitments in construction loans.
Net Interest Income
Net interest income for the fourth quarter of 2025 increased $0.9 million to $34.6 million compared to the third quarter of 2025 and increased $5.5 million compared to the fourth quarter of 2024. The linked-quarter increase was primarily driven by a nine basis point decline in funding costs, partially offset by a two basis point decrease in the yield on average interest-earning assets. The year-over-year increase was primarily attributable to a 43 basis point decline in funding costs and a three basis point increase in the yield on average interest-earning assets.
On an FTE basis,3 net interest income totaled $34.8 million and $131.5 million for the three months and year ended December 31, 2025, respectively, representing increases of $5.4 million and $16.3 million compared to the same periods in the prior year. Net interest income for both the three months and year ended December 31, 2025 was positively impacted by lower rates paid on average interest-bearing liabilities and higher loan balances compared to the prior year periods. These benefits were partially offset by declines in both the average securities balances and yields on securities during the three months and year ended December 31, 2025.
Net interest margin was 2.92% and 2.82% for the three months and year ended December 31, 2025, respectively, compared to 2.57% for both periods ended December 31, 2024. On an FTE basis,3 net interest margin was 2.93% and 2.83% for the three months and year ended December 31, 2025, respectively, compared to 2.58% for both periods ended December 31, 2024.
During 2025, interest-bearing funding costs benefited from the Federal Reserve’s prior 100 basis point reduction in the federal funds target rate during the third and fourth quarters of 2024. In addition, the Federal Reserve’s most recent 75 basis point reduction in the federal funds target rate during the third and fourth quarters of 2025 continues to allow the Company to lower interest-bearing funding costs.
Noninterest Income
Noninterest income was $5.2 million for the fourth quarter of 2025, a decrease of $0.1 million, compared to both the third quarter of 2025, and the fourth quarter of 2024. The primary driver of the decreases was lower insurance commissions, partially offset by an increase in BOLI income.
For the full year 2025, noninterest income was $22.4 million, an increase of $1.0 million, or 4.8% compared to the same period in 2024. This growth was primarily due to a $2.0 million increase in other noninterest income, partially offset by a $1.0 million decline in insurance commissions. The increase in other noninterest income included a $1.9 million gain on a BOLI death benefit recorded in the first quarter of 2025. The decline in insurance commissions was due to lower activity during 2025.
Noninterest Expense
Noninterest expense totaled $31.0 million in the fourth quarter of 2025, representing an increase of $2.3 million, or 8.0%, compared to the prior quarter. The linked-quarter increase was primarily driven by higher seasonal salaries and employee benefits, elevated medical claims and lower deferred compensation associated with lower loan growth in the fourth quarter of 2025 as compared to the third quarter of 2025.
Compared to the fourth quarter of 2024, noninterest expense increased by $2.1 million. This year-over-year increase was driven primarily by higher salaries and employee benefits of $1.1 million, professional and legal fees of $0.4 million, debit card expenses of $0.3 million and occupancy expense of $0.2 million.
For the year ended December 31, 2025, noninterest expense was $117.1 million, an increase of $7.1 million, or 6.4%, compared to 2024. The increase was primarily driven by higher other noninterest expense of $2.3 million, occupancy expenses of $2.0 million, professional and legal fees of $1.2 million, data processing expenses of $0.8 million, debit card expenses of $0.8 million and advertising expenses of $0.6 million. These increases were partially offset by a $0.4 million decrease in FDIC insurance expense.
The increase in other noninterest expense was primarily attributable to $1.1 million of OREO related activity, $0.7 million of fees associated with 1035 exchanges resulting from the early surrender of certain BOLI policies during 2025 and $0.2 million amortization expense related to core deposit intangibles. The increase in occupancy expense was driven by higher software maintenance costs and increased depreciation. Professional and legal fees increased during the year primarily due to acquisition-related activity, consulting costs related to troubled or nonperforming loans, and higher expenses associated with the management of special assets.

Data processing expenses increased primarily due to inflationary cost increases related to existing and new service agreements. Debit card expenses increased during the year driven by higher miscellaneous fees and elevated costs associated with ATM and debit card fraud activity. Advertising expense increased primarily due to higher spending related to rebranding initiatives and expanded new account promotions and advertising campaigns. The decline in FDIC insurance expense reflected reduced loan balances associated with the Company’s largest nonperforming lending relationship.

Financial Condition
Total assets increased $11.8 million to $4.9 billion at December 31, 2025 compared to September 30, 2025. Cash and due from banks decreased $1.8 million to $105.2 million at December 31, 2025 compared to September 30, 2025.
Available-for-sale securities decreased $36.3 million to $691.6 million compared to September 30, 2025. These securities represented 14.3% of total assets at December 31, 2025, down slightly from 15.0% at September 30, 2025. The decrease was primarily driven by sales, and normal paydowns, partially offset by a reduction in unrealized losses and purchases of securities during the fourth quarter.
Total portfolio loans increased $43.9 million, or 4.5%, on an annualized basis, to $3.9 billion at December 31, 2025 compared to September 30, 2025. The breakdown of loan growth compared to September 30, 2025 related to the following increases: $51.1 million in CRE loans and $13.9 million in commercial and industrial (“C&I”), partially offset by the following decreases: $14.5 million in Other due to curtailment payments, $4.8 million in residential mortgages, $1.1 million in construction, and $0.7 million in other consumer.
Total deposits increased slightly by $0.5 million to $4.2 billion at December 31, 2025 compared to September 30, 2025. Federal Home Loan Bank (“FHLB”) borrowings increased $3.0 million to $178.5 million at December 31, 2025 compared to September 30, 2025 to help fund loan growth.
As of December 31, 2025, approximately 81.3% of our $4.2 billion in total deposits were insured within standard Federal Deposit Insurance Corporation (“FDIC”) coverage limits, while approximately 18.7% were uninsured deposits exceeding those limits, compared to 81.6% insured and 18.4% uninsured at September 30, 2025.
Capitalization and Liquidity
The Company remained well capitalized at December 31, 2025. The Company’s Tier 1 Capital ratio was 10.70% at December 31, 2025 as compared to 10.66% at September 30, 2025. The Company’s leverage ratio was 9.43% at December 31, 2025 as compared to 9.41% at September 30, 2025. The Company’s Total Risk-Based Capital ratio was 11.95% at December 31, 2025 as compared to 11.91% at September 30, 2025.
During the three months and year ended December 31, 2025, the Company repurchased 315,089 and 1,124,690 shares of its common stock at a total cost of $6.0 million and $20.0 million, respectively, at weighted average cost per share of $18.91 and $17.78, respectively.
At December 31, 2025, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 30.0% of the Company’s assets or approximately $1.5 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $609.4 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $30.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these federal funds lines as of December 31, 2025. In addition to the above funding resources, the Company also has $402.2 million of unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.9 billion in assets and 64 branches in Virginia and North Carolina as of December 31, 2025. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to the results of operations presented in accordance with generally accepted accounting principles in the United States (“GAAP”), our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Management also believes these measures provide information useful to investors in understanding our underlying business, operational performance and performance trends as these measures facilitate comparisons with the performance of other companies in the financial services industry. The Company also believes the presentation of interest and dividend income, yield on interest-earning assets, net interest income and net interest margin on an FTE basis ensures the comparability of interest and dividend income, yield on interest earning assets, net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice.
Although management believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered as an alternative to GAAP or considered to be more relevant than financial results determined in accordance with GAAP, nor are they necessarily comparable with similar non-GAAP measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotations and may include statements relating to our financial condition, market conditions, results of operations, plans, including our strategic plan, brand strategy, and guiding principles and the anticipated results of the foregoing, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, loan pipeline and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results may differ significantly from those expressed in or implied by these forward-looking statements. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s net interest margin, net interest income, funding costs and its deposit, loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade policies, tariffs, monetary and fiscal policies and laws of the U.S. government and the related impacts on economic conditions and financial markets, and changes in policies of the Federal Reserve, FDIC and U.S. Department of the Treasury;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly CRE loans, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on CRE loans;
•an insufficient allowance for credit losses;

•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other geopolitical conflicts or public health events (such as pandemics), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular and changes impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions, slowdowns in economic growth, government shutdowns and geopolitical instability and tensions;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;

•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the Securities and Exchange Commission, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made, except as required by law.
Carter Bankshares, Inc.
investorrelations@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except share data)	December 31, 2025	September 30, 2025	December 31, 2024

	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $68,227 at December 31, 2025, $64,391 at September 30, 2025 and $91,563 at December 31, 2024	$105,163	$106,948	$131,171
Securities Available-for-Sale, at Fair Value (amortized cost of $745,366 at December 31, 2025, $786,629 at September 30, 2025 and $800,741 at December 31, 2024)	691,612	727,903	718,400
Equity Securities	10,291	10,269	10,041
Loans Held-for-Sale	339	478	—
Portfolio Loans	3,879,560	3,835,653	3,624,826
Allowance for Credit Losses	(71,491)	(73,762)	(75,600)
Portfolio Loans, net	3,808,069	3,761,891	3,549,226

Bank Premises and Equipment, net	72,497	71,653	74,329
Goodwill	1,193	1,193	—
Core Deposit Intangible	940	1,007	—
Other Real Estate Owned, net	142	330	659
Other Restricted Stock, at Cost	16,830	11,598	6,487
Bank Owned Life Insurance	44,811	51,649	59,588
Other Assets	100,035	95,200	109,288
Total Assets	$4,851,922	$4,840,119	$4,659,189

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$620,473	$606,203	$634,436
Interest-Bearing Demand	808,171	809,527	726,947
Money Market	553,964	552,564	512,162
Savings	326,182	335,502	355,506
Certificates of Deposit	1,902,099	1,906,551	1,924,370
Total Deposits	4,210,889	4,210,347	4,153,421
Federal Home Loan Bank Borrowings	178,500	175,500	70,000
Reserve for Unfunded Loan Commitments	2,992	3,072	3,186
Other Liabilities	39,844	38,362	48,269
Total Liabilities	$4,432,225	$4,427,281	$4,274,876

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 22,083,007 shares at December 31, 2025, 22,406,406 shares at September 30, 2025 and 23,069,175 shares at December 31, 2024	22,083	22,406	23,069
Additional Paid-in Capital	74,806	79,997	92,159
Retained Earnings	364,968	356,488	333,606
Accumulated Other Comprehensive Loss	(42,160)	(46,053)	(64,521)
Total Shareholders’ Equity	419,697	412,838	384,313
Total Liabilities and Shareholders’ Equity	$4,851,922	$4,840,119	$4,659,189

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.70%	0.45%	0.71%
Return on Average Assets (YTD Annualized)	0.66%	0.64%	0.54%
Return on Average Shareholders' Equity (QTD Annualized)	8.12%	5.24%	8.58%
Return on Average Shareholders’ Equity (YTD Annualized)	7.74%	7.61%	6.67%
Portfolio Loans to Deposit Ratio	92.13%	91.10%	87.27%
Allowance for Credit Losses to Total Portfolio Loans	1.84%	1.92%	2.09%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.65%	8.53%	8.25%
Tier 1 Leverage Ratio	9.43%	9.41%	9.56%
Risk-Based Capital - Tier 1	10.70%	10.66%	10.88%
Risk-Based Capital - Total	11.95%	11.91%	12.13%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Years Ended
(Dollars in Thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(unaudited)	(unaudited)	(audited)	(unaudited)	(audited)
Interest Income	$59,298	$59,170	$56,502	$232,222	$221,729
Interest Expense	24,694	25,451	27,354	101,402	107,272
NET INTEREST INCOME	34,604	33,719	29,148	130,820	114,457

(Recovery) Provision for Credit Losses	(2,178)	2,896	(5,114)	(3,637)	(5,039)
(Recovery) Provision for Unfunded Commitments	(80)	335	81	(194)	(7)
NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR CREDIT LOSSES	36,862	30,488	34,181	134,651	119,503

NONINTEREST INCOME
Gains on Sales of Securities, net	46	—	32	46	68
Service Charges, Commissions and Fees	1,813	1,860	1,846	7,312	7,393
Debit Card Interchange Fees	1,947	1,942	1,917	7,935	7,843
Insurance Commissions	666	1,004	1,074	2,728	3,685
Bank Owned Life Insurance Income	456	357	385	1,511	1,473
Other	297	207	114	2,872	906
Total Noninterest Income	5,225	5,370	5,368	22,404	21,368

NONINTEREST EXPENSE
Salaries and Employee Benefits	15,981	14,023	14,889	57,743	57,908
Occupancy Expense, net	4,336	4,582	4,123	17,620	15,608
FDIC Insurance Expense	1,527	1,450	1,418	5,843	6,200
Other Taxes	876	867	879	3,612	3,559
Advertising Expense	883	669	1,070	3,171	2,540
Telephone Expense	293	312	310	1,216	1,393
Professional and Legal Fees	1,874	1,852	1,427	6,877	5,675
Data Processing	1,492	1,367	1,457	5,698	4,919
Debit Card Expense	1,250	959	970	4,192	3,423
Other	2,492	2,623	2,323	11,082	8,777
Total Noninterest Expense	31,004	28,704	28,866	117,054	110,002

Income Before Income Taxes	11,083	7,154	10,683	40,001	30,869
Income Tax Provision	2,603	1,735	2,403	8,639	6,346
Net Income	$8,480	$5,419	$8,280	$31,362	$24,523

Shares Outstanding, at End of Period	22,083,007	22,406,406	23,069,175	22,083,007	23,069,175
Average Shares Outstanding-Basic & Diluted	21,857,904	22,294,228	22,834,975	22,456,705	22,817,149

PER SHARE DATA
Basic Earnings Per Common Share*	$0.38	$0.24	$0.36	$1.38	$1.06
Diluted Earnings Per Common Share*	$0.38	$0.24	$0.36	$1.38	$1.06
Book Value	$19.01	$18.42	$16.66	$19.01	$16.66
Market Value	$19.66	$19.41	$17.59	$19.66	$17.59

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.92%	2.86%	2.57%	2.82%	2.57%
Efficiency Ratio	77.84%	73.43%	83.63%	76.39%	80.99%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[3]	2.93%	2.87%	2.58%	2.83%	2.58%
Adjusted Efficiency Ratio (Non-GAAP)[4]	76.85%	73.37%	82.76%	76.05%	80.95%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income ($104 thousand, $68 thousand and $85 thousand for the quarters ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively and $361 thousand and $248 thousand for the years ended December 31, 2025 and 2024, respectively) and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	December 31, 2025			September 30, 2025			December 31, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$67,998	$697	4.07%	$64,407	$720	4.44%	$77,608	$937	4.80%
Tax-Free Investment Securities[3]	11,543	83	2.85%	11,583	84	2.88%	11,701	85	2.89%
Taxable Investment Securities	767,913	6,165	3.19%	802,184	6,672	3.30%	802,953	6,780	3.36%
Total Securities	779,456	6,248	3.18%	813,767	6,756	3.29%	814,654	6,865	3.35%
Commercial Real Estate	2,088,480	31,822	6.05%	2,038,930	31,595	6.15%	1,855,999	29,108	6.24%
Commercial & Industrial	208,819	3,122	5.93%	193,609	3,205	6.57%	213,130	3,533	6.59%
Residential Mortgages	828,866	9,076	4.34%	826,413	8,832	4.24%	808,567	8,567	4.22%
Other Consumer	28,468	349	4.86%	27,886	365	5.19%	29,038	428	5.86%
Construction	450,531	7,923	6.98%	441,945	7,716	6.93%	421,979	7,126	6.72%
Other	240,527	—	—%	264,755	—	—%	292,751	—	—%
Total Loans[1]	3,845,691	52,292	5.39%	3,793,538	51,713	5.41%	3,621,464	48,762	5.36%
Other Restricted Stock, at Cost	13,772	220	6.34%	8,956	144	6.38%	6,569	120	7.27%
Total Interest-Earning Assets	4,706,917	59,457	5.01%	4,680,668	59,333	5.03%	4,520,295	56,684	4.99%
Noninterest Earning Assets	125,545			123,748			117,145
Total Assets	$4,832,462			$4,804,416			$4,637,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$817,489	$3,046	1.48%	$809,318	$3,509	1.72%	$700,049	$3,341	1.90%
Money Market	547,874	3,198	2.32%	554,903	3,614	2.58%	507,778	3,544	2.78%
Savings	329,663	107	0.13%	341,123	141	0.16%	361,624	113	0.12%
Certificates of Deposit	1,907,556	16,726	3.48%	1,899,939	16,761	3.50%	1,925,634	19,475	4.02%
Total Interest-Bearing Deposits	3,602,582	23,077	2.54%	3,605,283	24,025	2.64%	3,495,085	26,473	3.01%
Federal Home Loan Bank Borrowings	144,402	1,476	4.06%	119,870	1,284	4.25%	71,739	742	4.11%
Federal Funds Purchased	1	—	—%	—	—	—%	1	—	—%
Other Borrowings	11,033	141	5.07%	11,145	142	5.05%	10,247	139	5.40%
Total Borrowings	155,436	1,617	4.13%	131,015	1,426	4.32%	81,987	881	4.27%
Total Interest-Bearing Liabilities	3,758,018	24,694	2.61%	3,736,298	25,451	2.70%	3,577,072	27,354	3.04%
Noninterest-Bearing Liabilities	660,217			658,178			676,506
Shareholders' Equity	414,227			409,940			383,862
Total Liabilities and Shareholders' Equity	$4,832,462			$4,804,416			$4,637,440
Net Interest Income[3]		$34,763			$33,882			$29,330
Net Interest Margin[3]			2.93%			2.87%			2.58%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	December 31, 2025			December 31, 2024
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$64,451	$2,808	4.36%	$44,250	$2,289	5.17%
Tax-Free Investment Securities[3]	11,602	336	2.90%	11,759	340	2.89%
Taxable Investment Securities	799,043	26,288	3.29%	828,437	29,510	3.56%
Total Securities	810,645	26,624	3.28%	840,196	29,850	3.55%
Commercial Real Estate	2,006,830	123,119	6.13%	1,786,092	111,505	6.24%
Commercial & Industrial	216,288	12,951	5.99%	221,032	14,660	6.63%
Residential Mortgages	819,697	34,988	4.27%	809,085	34,196	4.23%
Other Consumer	28,141	1,522	5.41%	30,820	2,128	6.90%
Construction	449,842	30,265	6.73%	421,167	26,864	6.38%
Other	239,273	—	—%	292,264	—	—%
Total Loans	3,760,071	202,845	5.39%	3,560,460	189,353	5.32%
Other Restricted Stock, at Cost	9,432	616	6.53%	13,696	1,012	7.39%
Total Interest-Earning Assets	4,644,599	232,893	5.01%	4,458,602	222,504	4.99%
Noninterest Earning Assets	124,350			102,239
Total Assets	$4,768,949			$4,560,841

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$794,603	$13,602	1.71%	$583,735	$8,980	1.54%
Money Market	541,250	13,641	2.52%	511,342	15,478	3.03%
Savings	343,367	490	0.14%	399,748	548	0.14%
Certificates of Deposit	1,902,757	68,451	3.60%	1,782,573	70,425	3.95%
Total Interest-Bearing Deposits	3,581,977	96,184	2.69%	3,277,398	95,431	2.91%
Federal Home Loan Bank Borrowings	110,944	4,648	4.19%	222,719	11,379	5.11%
Federal Funds Purchased	—	—	—%	—	—	—%
Other Borrowings	10,830	570	5.26%	9,126	462	5.06%
Total Borrowings	121,774	5,218	4.28%	231,845	11,841	5.11%
Total Interest-Bearing Liabilities	3,703,751	101,402	2.74%	3,509,243	107,272	3.06%
Noninterest-Bearing Liabilities	660,244			684,033
Shareholders' Equity	404,954			367,565
Total Liabilities and Shareholders' Equity	$4,768,949			$4,560,841
Net Interest Income[3]		$131,491			$115,232
Net Interest Margin[3]			2.83%			2.58%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Commercial
Commercial Real Estate	$2,114,314	$2,063,181	$1,869,831
Commercial and Industrial	231,921	218,038	230,483
Total Commercial Loans	2,346,235	2,281,219	2,100,314
Consumer
Residential Mortgages	822,141	826,944	777,471
Other Consumer	28,416	29,077	28,908
Total Consumer Loans	850,557	856,021	806,379
Construction	465,613	466,701	462,930
Other	217,155	231,712	255,203
Total Portfolio Loans	3,879,560	3,835,653	3,624,826
Loans Held-for-Sale	339	478	—
Total Loans	$3,879,899	$3,836,131	$3,624,826

ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Nonaccrual Loans
Commercial Real Estate	$23,861	$24,124	$1,176
Commercial and Industrial	1,013	1,072	1,078
Residential Mortgages	4,623	4,822	4,865
Other Consumer	25	26	20
Construction	440	39	228
Other	214,020	228,554	251,982
Total Nonperforming Loans	243,982	258,637	259,349
Other Real Estate Owned	142	330	659
Total Nonperforming Assets	$244,124	$258,967	$260,008

Nonperforming Loans to Total Portfolio Loans	6.29%	6.74%	7.15%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	6.29%	6.75%	7.17%
Allowance for Credit Losses to Total Portfolio Loans	1.84%	1.92%	2.09%
Allowance for Credit Losses to Nonperforming Loans	29.30%	28.52%	29.15%
Net Loan Charge-offs QTD	$93	$157	$195
Net Loan Charge-offs YTD	$472	$379	$16,413
Net Loan Charge-offs (Annualized) to Average Portfolio Loans QTD	0.01%	0.02%	0.02%
Net Loan Charge-offs (Annualized) to Average Portfolio Loans YTD	0.01%	0.01%	0.46%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Years Ended
(Dollars in Thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Balance Beginning of Period	$73,762	$71,023	$80,909	$75,600	$97,052
(Recovery) Provision for Credit Losses	(2,178)	2,896	(5,114)	(3,637)	(5,039)
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	—	—	7	40
Residential Mortgages	—	—	—	—	32
Other Consumer	164	256	370	879	1,759
Construction	—	—	—	1	157
Other	—	—	—	—	15,000
Total Charge-offs	164	256	370	887	16,988
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	1	46	6	49
Residential Mortgages	2	2	2	14	31
Other Consumer	69	96	127	394	495
Construction	—	—	—	1	—
Other	—	—	—	—	—
Total Recoveries	71	99	175	415	575
Total Net Charge-offs	93	157	195	472	16,413
Balance End of Period	$71,491	$73,762	$75,600	$71,491	$75,600

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Years Ended
(Dollars in Thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Interest Income	$34,604	$33,719	$29,148	$130,820	$114,457
Noninterest Income	5,225	5,370	5,368	22,404	21,368
Noninterest Expense	31,004	28,704	28,866	117,054	110,002
Pre-tax Pre-provision Income (Non-GAAP)	$8,825	$10,385	$5,650	$36,170	$25,823

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Adjusted Net Income (Non-GAAP)	Quarter-to-Date			Years Ended
(Dollars in Thousands, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net Income	$8,480	$5,419	$8,280	$31,362	$24,523
Gains on Sales of Securities, net	(46)	—	(32)	(46)	(68)
Equity Security Unrealized Fair Value (Gain) Loss	(22)	(69)	166	(250)	(41)
Losses on Sales and Write-downs of Bank Premises, net	188	11	54	256	108
(Gains) Losses on Sales and Write-downs of OREO, net	(51)	(89)	(14)	203	(866)
1035 Exchange fee on BOLI	133	—	—	660	—
Acquisition Costs	—	33	—	419	—
Gain on BOLI death benefit[5]	—	—	—	(1,882)	—
OREO Income	—	—	(2)	—	(46)
Severance Pay	55	—	—	95	—
Contingent Liability	—	—	—	38	303
Total Tax Effect	(54)	24	(36)	(289)	128
Modified Endowment Contract (MEC) 10% penalty on BOLI Surrender	121	123	—	244	—
Tax Effect on BOLI Surrender	254	259	—	513	—
Adjusted Net Income (Non-GAAP)	$9,058	$5,711	$8,416	$31,323	$24,041

Average Shares Outstanding - diluted	21,857,904	22,294,228	22,834,975	22,456,705	22,817,149
Adjusted Earnings Per Common Share (diluted) (Non-GAAP)	$0.41	$0.26	$0.37	$1.39	$1.05
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2025 and 2024 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Years Ended
(Dollars in Thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Interest and Dividend Income (GAAP)	$59,298	$59,170	$56,502	$232,222	$221,729
Tax Equivalent Adjustment[3]	159	163	182	671	775
Interest and Dividend Income (FTE) (Non-GAAP)	59,457	59,333	56,684	232,893	222,504
Average Earning Assets	4,706,917	4,680,668	4,520,295	4,644,599	4,458,601
Yield on Interest-earning Assets (GAAP)	5.00%	5.02%	4.97%	5.00%	4.97%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.01%	5.03%	4.99%	5.01%	4.99%

Net Interest Income (GAAP)	34,604	33,719	29,148	130,820	114,457
Tax Equivalent Adjustment[3]	159	163	182	671	775
Net Interest Income (FTE) (Non-GAAP)	$34,763	$33,882	$29,330	$131,491	$115,232
Average Earning Assets	4,706,917	4,680,668	4,520,295	4,644,599	4,458,601
Net Interest Margin (GAAP)	2.92%	2.86%	2.57%	2.82%	2.57%
Net Interest Margin (FTE) (Non-GAAP)	2.93%	2.87%	2.58%	2.83%	2.58%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Years Ended
(Dollars in Thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Noninterest Expense	$31,004	$28,704	$28,866	$117,054	$110,002
Less: Losses on sales and write-downs of Branch Premises, net	(188)	(11)	(54)	(256)	(108)
Less: Gains (Losses) on Sales and write-downs of OREO, net	51	89	14	(203)	866
Less: 1035 Exchange fee on BOLI	(133)	—	—	(660)	—
Less: Acquisition Costs	—	(33)	—	(419)	—
Less: Severance Pay	(55)	—	—	(95)	—
Less: Contingent Liability	—	—	—	(38)	(303)
Adjusted Noninterest Expense (Non-GAAP)	$30,679	$28,749	$28,826	$115,383	$110,457

Net Interest Income	$34,604	$33,719	$29,148	$130,820	$114,457
Plus: Taxable Equivalent Adjustment	159	163	182	671	775
Net Interest Income (FTE) (Non-GAAP)	$34,763	$33,882	$29,330	$131,491	$115,232
Less: Gains on Sales of Securities, net	(46)	—	(32)	(46)	(68)
Less: Equity Security Unrealized Fair Value (Gain) Loss	(22)	(69)	166	(250)	(41)
Less: Gain on BOLI death benefit	—	—	—	(1,882)	—
Less: OREO Income	—	—	(2)	—	(46)
Plus: Noninterest Income	5,225	5,370	5,368	22,404	21,368
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$39,920	$39,183	$34,830	$151,717	$136,445
Efficiency Ratio (GAAP)	77.84%	73.43%	83.63%	76.39%	80.99%
Adjusted Efficiency Ratio (Non-GAAP)	76.85%	73.37%	82.76%	76.05%	80.95%